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                                                                   EXHIBIT 99.1

AREA
BANCSHARES
CORPORATION
--------------------------------------------------------------------------------

                                  MEDIA RELEASE

FOR IMMEDIATE RELEASE
      February 2, 2000

CONTACT:   MR. TIMOTHY O. SHELBURNE
           AREA BANCSHARES CORPORATION
           SENIOR VICE PRESIDENT AND
           GENERAL COUNSEL
           (270) 688-7750

              AREA BANCSHARES CORPORATION COMPLETES ACQUISITION OF
           PEOPLES BANK, DEES BANK OF HAZEL, BANK OF LIVINGSTON COUNTY
                             AND BANK OF LYON COUNTY

         Owensboro, Kentucky - February 2, 2000 - Area Bancshares Corporation (NASDAQ:AREA), announced that it completed on January 31, 2000 the acquisition of Peoples Bank of Murray (Murray, Kentucky), Dees Bank of Hazel (Hazel, Kentucky), Bank of Livingston County (Tiline, Kentucky) and Bank of Lyon County (Eddyville, Kentucky). Total assets of these four affiliated banks were approximately $376 million and were acquired for a purchase price of $77.75 million which was paid in cash.

         The acquisition will be accounted for as a purchase transaction and is expected to have a positive impact on year 2000 earnings. Acquisition-related expenses, which will be recognized in the first quarter of 2000, are not anticipated to be significant.

         Area also announced the following executive appointments at Peoples Bank of Murray:

         Bob Hargrove, formerly Senior Vice President of Commercial Loans for Peoples Bank of Murray, has been named President and Chief Executive Officer of the bank.

         Dennis O. Lane, formerly Senior Vice President of Administrative Services for Peoples Bank of Murray, has been named Executive Vice President of the bank.

         Douglas Conkright, formerly Vice President of Special Assets for Area Bancshares Corporation, has been named Senior Vice President and Chief Lending Officer of Peoples Bank of Murray.



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  ABC RELEASE
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         The acquisition, announced on August 25, 1999, makes Area the largest
Kentucky-based bank holding company, with assets of approximately $2.7 billion. The company currently has 17 subsidiary banks headquartered in Somerset, Bowling Green, Paducah, Calhoun, Hopkinsville, Springfield, Harlan, Louisville, Glasgow, Owensboro, Winchester, Russellville, Murray, Tiline, Hazel, Eddyville and Lexington, Kentucky. The company operates 75 banking locations and 98 ATMs in 39 cities throughout Kentucky.

         To the extent that statements in this report relate to the plans, objectives, or future performance of Area Bancshares, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Area Bancshares' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting Area Bancshares' business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.


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